Exhibit 23.3

Faegre Baker Daniels LLP

2200 Wells Fargo Center  90 South Seventh Street

Minneapolis  Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

November 23, 2015

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57709-1400

Ladies and Gentlemen:

We have acted as tax counsel to Black Hills Corporation, a South Dakota corporation (the “Company”), in connection with the issuance of up to 5,980,000 Equity Units, initially consisting of Corporate Units with a stated amount of $50, as described in the Company’s Prospectus Supplement dated November 17, 2015 (the “Prospectus Supplement”) to the Prospectus dated November 16, 2015 contained in the Registration Statement on Form S-3, File No. 333-197895 (the “Registration Statement”).

We hereby consent to the reference to us under the heading “Material United States Federal Tax Consequences” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Faegre Baker Daniels LLP